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                                                                    EXHIBIT 99.2

                                    FORM OF

                             EQUISTAR CHEMICALS, LP
                          EQUISTAR FUNDING CORPORATION

                                   LETTER TO
                   THE DEPOSITORY TRUST COMPANY PARTICIPANTS
                                      for
                           Tender of All Outstanding

                          ________  Notes Due________

                           in exchange for registered
                          ________  Notes Due________


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The exchange offer will expire at 5:00 p.m., New York City time, on _________
___, 1999, unless extended (the "Expiration Date"). Outstanding notes tendered in the exchange offer may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date.
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To The Depository Trust Company Participants:

     We are enclosing herewith the materials listed below relating to the offer by Equistar Chemicals, LP and Equistar Funding Corporation (the "Issuers") to exchange their_________ Notes due_______ (the "New Notes"), the issuance of which has been registered under the Securities Act of 1933, as amended, for a like principal amount of their issued and outstanding _________ Notes due _________ (the "Outstanding Notes"), upon the terms and subject to the conditions described in the Issuers' prospectus dated _______________, 1999 and the related letter of transmittal (the "Exchange Offer"). This letter to The Depository Trust Company participants pertains only to the Issuers' offer to exchange their _______ Notes due ________.

     The Issuers have a made a separate, independent offer to exchange their ______ Notes due ______ for a like principal amount of their issued and outstanding _______ Notes due _______. Participants in The Depository Trust Company also holding the Issuers' _____ Notes due _____ and wishing to participate in the separate, independent exchange offer relating to such notes, will need to complete and return the applicable documentation relating to such notes.

     We are enclosing copies of the following documents:

          1. Prospectus dated _______ ___, 1999,

          2. Letter of transmittal together with accompanying Substitute Form W-9 Guidelines,

          3.  Notice of Guaranteed Delivery, and

          4. Letter that may be sent to your clients for whose account you hold Outstanding Notes in your name or in the name of your nominee, with space provided for obtaining that client's instruction with regard to the Exchange Offer.

     We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on _________ ___, 1999, unless extended.

     The Exchange Offer for Outstanding Notes is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange, or upon the consummation of any other Exchange Offer contemplated by the Issuers' prospectus enclosed herewith.

     Under the letter of transmittal, each holder of Outstanding Notes will represent to the Issuers that
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          1. any New Notes received are being acquired in the ordinary course of business of the person receiving those New Notes,

          2. that person does not have an arrangement or understanding with any person or entity to participate in the distribution of the Outstanding Notes or the New Notes within the meaning of the Securities Act, and

          3. that person is not an "affiliate," as defined in Rule 405 of the Securities Act, of either of the Issuers or, if it is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

     In addition, each holder of Outstanding Notes will represent to the Issuers that

          1. if that person is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of New Notes, and

          2. if that person is a broker-dealer that will receive New Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, it will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The enclosed letter to clients contains an authorization by the beneficial owners of the Outstanding Notes for you to make the foregoing representations.

     The Issuers will not pay any fee or commission to any broker or dealer or to any other person other than the Exchange Agent, in connection with the solicitation of tenders of Outstanding Notes under the Exchange Offer. The Issuers will pay, or cause to be paid, any transfer taxes payable on the transfer of Outstanding Notes to it, except as otherwise provided in Instruction 7 of the enclosed letter of transmittal.

     Additional copies of the enclosed material may be obtained from us upon request.

                                    Very truly yours,

                                    Equistar Chemicals, LP

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